EXECUTION COPY
AMENDMENT NO. 1 TO CREDIT AGREEMENT
Dated as of April 7, 2016
to
CREDIT AGREEMENT
Dated as of April 7, 2014
THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (“Amendment”) is made as of April 7, 2016 (the “Effective Date”) by and among Harley-Davidson, Inc., a Wisconsin corporation, and Harley-Davidson Financial Services, Inc., a Delaware corporation (collectively, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Global Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of April 7, 2014 by and among the Borrowers, Harley-Davidson Credit Corp., a Nevada corporation, as Guarantor, the Lenders and the Administrative Agent (as amended prior to the date hereof, the “Credit Agreement”). Capitalized definitional terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, the Borrowers have requested that certain modifications be made to the Credit Agreement; and
WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to the following amendment to the Credit Agreement.
1.Amendments to Credit Agreement. Effective as of the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:
(a)    Section 1.1 of the Credit Agreement is amended to add the following new definitions therein in the appropriate alphabetical order:
“Amendment No. 1 Effective Date” means April 7, 2016.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the

Council of the European Union, the implementing law for such EA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Disqualified Institutions” means (a)(i) those Persons that are reasonably determined by Harley to be (A) a competitor of any of the Companies or (B) a Person that is, or is owned or controlled by, a participant in the transportation industry and/or a credit union in the business of providing commercial and/or consumer financing for the purchase of products of a type sold by one or more of the Companies and/or their Affiliates (the entities in this clause (B) being referred to as “transportation industry entities”), and (ii) those banks, financial institutions and other institutional lenders that, in the case of each of the foregoing clauses (a)(i) and (a)(ii), have been specifically identified by Harley to the Global Administrative Agent and the Lenders in writing prior to the Amendment No. 1 Effective Date; provided that, Harley, by notice to the Global Administrative Agent and the Lenders after the Amendment No. 1 Effective Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are competitors of the Companies or are transportation industry entities, and each such supplement shall become effective three (3) Business Days after delivery thereof to the Global Administrative Agent and the Lenders (including through an Electronic System), but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans) in accordance with this Agreement and (b) any Affiliate of a Person described in the immediately preceding clause (a), to the extent such Affiliate (i) is clearly identifiable as an affiliate of the applicable competitor, transportation industry entity, bank, financial institution or institutional lender solely by similarity of such Affiliate’s name and (ii) is not a bona fide debt investment fund that is an Affiliate of the applicable competitor, transportation industry entity, bank, financial institution or institutional lender. It is understood and agreed that (i) the Global Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution and (ii) Harley’s failure to deliver such list (or supplement thereto) in accordance with Section 14.1 shall render such list (or supplement thereto) not received and not effective.
“DQ List” has the meaning specified in Section 13.3(D)(iv) hereof.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) Harley, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Global Administrative Agent from a Federal funds broker unaffiliated with the Global Administrative Agent of recognized standing selected by it.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Trade Date” has the meaning specified in Section 13.3(D)(i) hereof.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)    The definition of “Agreement Accounting Principles” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the date “December 31, 2013” appearing therein and replace such date with the date “December 31, 2015” and (ii) insert the parenthetical “(or in the application thereof)” immediately before the phrase “on the operation of such covenant” appearing therein.
(c)    The definition of “Alternate Base Rate” appearing in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent

(0.50%) and the NYFRB Rate in effect on such day; and (c) the Eurodollar Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective on the effective date of such change.
(d)    The definition of “Arranger” appearing in Section 1.1 of the Credit Agreement is amended to delete each reference to “J.P. Morgan Securities LLC” appearing therein and replace each such reference with a reference to “JPMorgan Chase Bank, N.A.”.
(e)    The definition of “Bid Rate Note” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “the order of” appearing therein.
(f)    The definition of “Capitalized Lease Obligations” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “date of this Agreement” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(g)    The definition of “Change of Control” appearing in Section 1.1 of the Credit Agreement is amended to insert the phrase “or (z) approved or appointed by a majority of the remaining members of the board of directors of Harley” immediately after the phrase “thereafter elected as directors by the shareholders of Harley” appearing therein.
(h)    The definition of “Defaulting Lender” appearing in Section 1.1 of the Credit Agreement is amended to (i) move the designation “(a)” appearing therein to immediately before the phrase “within three (3) Business Days of the date required to be funded or paid”, (ii) delete the word “or” appearing immediately before clause (e) therein and (iii) insert the phrase “and/or (f) become the subject of a Bail-In Action” immediately after clause (e) therein.
(i)    The definition of “Electronic System” appearing in Section 1.1 of the Credit Agreement is amended to insert the phrase “, Syndtrak, Debt Domain” immediately after the reference to “ClearPar®” appearing therein.
(j)    The definition of “Excluded Taxes” appearing in Section 1.1 of the Credit Agreement is amended to lowercase the word “Federal” appearing therein.
(k)    The definition of “FATCA” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “date of this Agreement” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(l)    The definition of “Federal Funds Effective Rate” appearing in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

(m)    The definition of “Indebtedness” appearing in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
“Indebtedness” of any Person means, without duplication, (a) the principal of all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) the principal of all obligations of such Person evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (other than obligations in respect of (x) trade letters of credit and (y) standby letters of credit (excluding any standby letter of credit (1) supporting Indebtedness of any Person or (2) obtained for any purpose not in the ordinary course of business)) (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), (c) the net capitalized amount of all Capitalized Lease Obligations of such Person, (d) Indebtedness, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (excluding in any event obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles), (e) Contingent Obligations of such Person in respect of Indebtedness of others and (f) net Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all uncontingent obligations as described above and the liability with respect to any such Contingent Obligations at such date as calculated in accordance with the definition of “Contingent Obligation” and (ii) in the case of Indebtedness of others secured by a Lien to which the Property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured (provided that if such Person has not assumed or become liable for the payment of such Indebtedness, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the Property subject to such Indebtedness). Notwithstanding the foregoing, Indebtedness shall exclude (i) obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles, (ii) all intercompany indebtedness, obligations and Contingent Obligations, all to the extent owing by and among one or more of the Companies and their Subsidiaries, (iii) all obligations under the Support Agreement or other support agreements among one or more of the Companies, (iv) Earnouts and (v) any Indebtedness that has been defeased and/or discharged, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance and/or discharge) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Indebtedness. The amount of Indebtedness of Harley and any Subsidiary hereunder shall be calculated without duplication of guaranty obligations of Harley or any Subsidiary in respect thereof.

(n)    The definition of “Material Adverse Change” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “Closing Date” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(o)    The definition of “Material Adverse Effect” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “Closing Date” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(p)    The definition of “Material Subsidiary” appearing in Section 1.1 of the Credit Agreement is amended to (i) insert the parenthetical “(after elimination of intercompany assets)” immediately after the phrase “any Subsidiary of Harley with a Net Worth” appearing therein, (ii) insert the phrase “after elimination of intercompany revenues)” immediately after the phrase “or Net Income (” appearing therein and (iii) delete the close parenthesis appearing immediately after the phrase “was not a loss” appearing therein.
(q)    The definition of “Prime Rate” appearing in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
“Prime Rate” means the rate of interest per annum announced from time to time by JPMorgan Chase Bank, N.A. or its parent as its prime rate (which is not necessarily the lowest rate charged to any customers) in effect at its principal office in New York City, changing when and as said prime rate changes. Each change in the Prime Rate shall be effective on the date such change is announced as being effective.
(r)    The definition of “Sanctioned Country” appearing in Section 1.1 of the Credit Agreement is amended to insert the parenthetical “(at the time of the Amendment No. 1 Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria)” immediately after the word “Sanctions” appearing therein.
(s)    The definition of “Sanctioned Person” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the word “or” appearing in clause (a) thereof and replace such word with a comma and (ii) insert the phrase “or other relevant sanctions authority” immediately after the phrase “any EU member state” appearing therein.
(t)    The definition of “Sanctions” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the word “or” appearing in clause (b) thereof and replace such word with a comma and (ii) insert the phrase “or other relevant sanctions authority” immediately after the phrase “United Kingdom” appearing therein.
(u)    The definition of “Support Agreement” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the date “April 7, 2014” appearing therein and replace such date with the date “April 7, 2016” and (ii) delete the date “April 13, 2012” appearing therein and replace such date with the date “April 7, 2014”.
(v)    The definition of “Syndicated Global Note” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “the order of” appearing therein.
(w)    Section 2.6(b)(i) of the Credit Agreement is amended to delete the phrase “the Finco(s) that have” appearing therein and replace such phrase with the phrase “the Finco(s) that has (or have)”.

(x)    Section 2.13 of the Credit Agreement is amended to delete the phrase “the order of” appearing therein.
(y)    Section 2.19(D) of the Credit Agreement is amended to insert the phrase “that are not Ineligible Institutions” immediately after the parenthetical “(which, for the avoidance of doubt, may be existing Lenders)” appearing therein.
(z)    Section 3.1 of the Credit Agreement is amended to delete each instance of the phrase “date of this Agreement” appearing in the first paragraph thereof and replace each such instance of such phrase with the phrase “Amendment No. 1 Effective Date”.
(aa)    Section 3.2 of the Credit Agreement is amended to delete the phrase “date of this Agreement” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(bb)    Section 3.5(i) of the Credit Agreement is amended to (i) insert the phrase “or the Global Administrative Agent” immediately before the phrase “shall be required by applicable law” appearing therein and (ii) insert the phrase “by such Borrower or the Guarantor” immediately after the phrase “the sum payable” appearing in clause (a) thereof.
(cc)    Section 3.5(iv) of the Credit Agreement is amended to insert the phrase “or IRS Form W-8BEN-E, as applicable,” immediately after each instance of the phrase “IRS Form W-8BEN” appearing therein.
(dd)    Section 3.5(v) of the Credit Agreement is amended to replace the phrase “For any period” appearing therein with the phrase “Except as provided in clause (xii) below, for any period”.
(ee)    Section 3.5(vi) of the Credit Agreement is amended to delete the phrase “date of this Agreement” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(ff)    Section 3.6 of the Credit Agreement is amended to delete each instance of the number “120” appearing therein and replace each such instance of such number with the number “90”.
(gg)    Section 3.8 of the Credit Agreement is amended and restated in its entirety as follows:
“3.8 Replacement of Affected Lenders. (a) If any Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Loan Documents) requests compensation under Section 3.1 or 3.2, or (b) if any Borrower is required to pay any additional amount pursuant to Section 3.5, or (c) if any Lender becomes a Defaulting Lender or (d) if any Lender (1) shall at any time have (or have a parent that has) a long-term credit rating of lower than BBB from S&P, lower than Baa2 from Moody’s or lower than the equivalent rating from any other nationally recognized statistical rating organization, or shall at any time not have a long-term credit rating from S&P, Moody’s or any other nationally recognized statistical rating organization (in each case under this clause (d)(1) regardless of whether any such circumstances existed at the time such Lender became a Lender), (2) is an Ineligible

Institution, (3) enters into, or purports to enter into, an assignment or a participation with an Ineligible Institution in violation of this Agreement or (4) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), then Harley may, at its sole expense and effort, upon notice to such Lender and the Global Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement (other than any outstanding Bid Rate Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of an assignment to an assignee which is not a Lender, Harley shall have received the prior written consent of the Global Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Bid Rate Loans) and participations in the relevant Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Harley (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Sections 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments with respect to the assignee Lender and (iv) in the case of any such assignment arising under clause (d)(1) above, the assignee shall have a credit rating greater than or equal to BBB from S&P, and/or greater than or equal to Baa2 from Moody’s.”
(hh)    Section 3.9 of the Credit Agreement is amended and restated in its entirety as follows:
“3.9 Removal of Lenders. (i) Notwithstanding any other provision of this Agreement to the contrary, if a Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Loan Documents) (each, a “Demanding Lender”) demands any payment of any amount pursuant to this Article III and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Borrowers generally are obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”), then Harley may terminate such Demanding Lender’s Commitment hereunder, provided that (A) no Unmatured Default or Default shall have occurred and be continuing at the time of such Commitment termination, (B) in the case of a Demanding Lender, Harley shall concurrently terminate the Commitment of each other Lender that has made a demand for payment under this Article III that arises out of such Trigger Event and that is similarly disproportionate to the amount the Borrowers are generally obligated to pay to other Lenders arising out of such Trigger Event, (C) the Global Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (D) such Demanding Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.9(i))). In no event shall the termination of a Lender’s Commitment in accordance with this Section 3.9(i) impair or otherwise affect the obligation of the Borrowers to make any payment demanded by such Lender in accordance with this Article III. (ii) Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then Harley may terminate such Bail-In Lender’s Commitment hereunder, provided that (A) no Unmatured Default or Default shall have occurred and be continuing at the time of such Commitment termination, (B) in the case of a Bail-In Lender, Harley shall concurrently terminate the Commitment of each other Lender that is a Bail-In Lender at such time, (C) the Global Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (D) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.9(ii))).”
(ii)    Section 5.1.5 of the Credit Agreement is amended to delete the date “December 31, 2013” appearing therein and replace such date with the date “December 31, 2015”.
(jj)    Section 5.1.6 of the Credit Agreement is amended to delete the date “December 31, 2013” appearing therein and replace such date with the date “December 31, 2015”.
(kk)    Section 5.1.10 of the Credit Agreement is amended to (i) delete the first sentence thereof and (ii) insert the word “written” immediately before the phrase “information furnished by or on behalf” appearing therein.
(ll)    Section 5.1.12 of the Credit Agreement is amended to insert the parenthetical “(it being understood that no Unmatured Default or Default shall be deemed to exist in respect of the representation and warranty in this sentence if it becomes inaccurate due to an assignment to, or participation to, a Lender or Participant, as the case may be, that is a Sanctioned Person)” immediately after the phrase “in all material respects” appearing therein.
(mm)    Section 6.1.3 of the Credit Agreement is amended to (i) delete the semicolon appearing immediately before the proviso therein, (ii) insert parentheses immediately before and after such proviso and (iii) insert the phrase “, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect” immediately after such proviso.
(nn)    Section 6.1.5 of the Credit Agreement is amended and restated in its entirety as follows:
“6.1.5 Visitation Rights. At any reasonable time and from time to time and upon reasonable notice, permit the Global Administrative Agent (or, if a Default has occurred and is continuing, any of the Lenders) or any agents or representatives thereof, to examine (and, if a Default has occurred and is continuing, make copies of and abstracts from) the records and books of account of, and visit the properties of, Harley and any of its Material Subsidiaries, and to discuss the affairs, finances and accounts of Harley and any of its Material Subsidiaries with any of their officers and, with one or more representatives of Harley present if requested by Harley, with their independent certified public accountants; provided that, notwithstanding any provision hereof to the contrary, unless a Default has occurred and is continuing, Harley shall only be required to permit, and reimburse the Global Administrative Agent for the expenses incurred by the Global Administrative Agent for, one such examination and visit by the Global Administrative Agent in any calendar year and shall have no obligation to reimburse any Lender for expenses relating to any examination or visit.”
(oo)    Section 6.1.6 of the Credit Agreement is amended and restated in its entirety as follows:
“6.1.6 [Reserved].”
(pp)    Section 6.1.9 of the Credit Agreement is amended to amend and restate the last paragraph thereof in its entirety as follows:
“Financial statements (other than the certificate of the chief financial officer or the treasurer) required to be delivered pursuant to clauses (a), (b) and (d) of this Section 6.1.9 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such financial statements are filed for public availability on the Commission’s Electronic Data Gathering and Retrieval System or (ii) Harley notifies (which may be by facsimile or electronic mail) the Global Administrative Agent that such financial statements have been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such financial statements may be readily viewed and printed.”
(qq)    Section 6.2.2(b) of the Credit Agreement is amended to insert the phrase “and/or other obligations” immediately after the phrase “to secure Indebtedness” appearing therein.
(rr)    Section 6.2.2(c) of the Credit Agreement is amended to delete the phrase “Closing Date” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(ss)    Section 6.2.3 of the Credit Agreement is amended to delete the phrase “Closing Date” appearing therein and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(tt)    Section 6.2.4 of the Credit Agreement is amended and restated in its entirety as follows:
“6.2.4 [Reserved].”
(uu)    Section 6.2.5 of the Credit Agreement is amended and restated in its entirety as follows:
“6.2.5 [Reserved].”
(vv)    The definition of “Consolidated Tangible Net Worth” appearing in Section 6.3(A) of the Credit Agreement is amended and restated in its entirety as follows:

“Consolidated Tangible Net Worth” of HDFS means its consolidated shareholders’ equity net of (a) intangible assets and (b) financing and organizational costs net of amortization, in each case as shall be determined in accordance with Agreement Accounting Principles.
(ww)    Section 6.3(C) of the Credit Agreement is amended to delete the number “0.65” appearing therein and replace such number with the number “0.70”.
(xx)    Section 8.1 of the Credit Agreement is amended to add “(a)” immediately following “8.1” appearing therein.
(yy)    Section 9.8 of the Credit Agreement is amended to amend and restate the last sentence thereof in its entirety as follows:
“Notwithstanding any other provision of this Agreement to the contrary, the determination of whether a lease constitutes a capital or finance lease, on the one hand, or an operating lease, on the other hand, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to Agreement Accounting Principles as in effect on the Amendment No. 1 Effective Date without giving effect to the phase-in of the effectiveness of any amendments to Agreement Accounting Principles that have been adopted as of the Amendment No. 1 Effective Date.”
(zz)    Section 9.11 of the Credit Agreement is amended to insert the phrase “AND GOVERNED BY” immediately after the phrase “CONSTRUED IN ACCORDANCE WITH” appearing therein.
([[)    Section 9.14 of the Credit Agreement is amended to delete each reference to the word “Borrower” appearing therein and replace each such reference with the word “Company”.
(aaa)    The Credit Agreement is amended to insert a new Section 9.16 in appropriate order as follows:
“9.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(A) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(B) the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify Harley and the Global Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).”
(bbb)    Article XII of the Credit Agreement is amended to delete the phrase “Closing Date” appearing in the penultimate paragraph thereof and replace such phrase with the phrase “Amendment No. 1 Effective Date”.
(ccc)    Section 13.2 of the Credit Agreement is amended to insert the phrase “which is not an Ineligible Institution” immediately after the parenthetical “(“Participants”)” appearing therein.
(ddd)    Section 13.3(A) of the Credit Agreement is amended and restated in its entirety as follows:
“(A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) which is not an Ineligible Institution all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment and all Loans owing to it) in accordance with the provisions of this Section 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the rights and obligations of any assigning Lender under this Agreement. Such assignment shall be substantially in the form of Exhibit C hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or, except for assignments to another Lender, an Affiliate thereof or an Approved Fund, involves loans and commitments in an aggregate amount of at least $5,000,000. Notice to the Global Administrative Agent shall be required prior to any assignment becoming effective and the consent of the Global Administrative Agent (which consent will not be unreasonably withheld or delayed) shall be required prior to any assignment becoming effective with respect to a Purchaser which is not a Lender and the consent of Harley (which consent will not be unreasonably withheld or delayed; provided that Harley shall be deemed to have consented to any such assignment (excluding, for the avoidance of doubt, any assignment or purported assignment to an Ineligible Institution) unless it shall object thereto by written notice to the Global Administrative Agent within ten (10) Business Days after having received written notice thereof from the Global Administrative Agent) shall be required prior to an assignment becoming effective unless (A) a Default shall have occurred and be continuing at such time or (B) the Purchaser which is a Lender, an Affiliate thereof or an Approved Fund; provided that, notwithstanding the preceding clause (B), (1) the Purchaser with respect to any assignment that does not require Harley’s consent under the preceding clause (B) shall nevertheless provide written notice to Harley thereof prior to, or promptly after, such assignment and (2) the consent of Harley shall be required prior to any assignment resulting in the applicable Purchaser, collectively with its Affiliates and affiliated Approved Funds, holding Commitments in an aggregate amount greater than 15% of the Aggregate Commitment at such time (or, if the Commitments shall have been terminated, such Purchaser, collectively with its Affiliates and affiliated Approved Funds, would hold Loans aggregating to more than 15% in principal amount of all outstanding Loans at such time). It is understood and agreed that it shall be reasonable for Harley to consider a proposed Purchaser’s right to require reimbursement for incremental increased costs pursuant to Article III when determining whether to consent to any applicable assignment.”
(eee)    Section 13.3(B) of the Credit Agreement is amended to replace the phrase “Upon (i) delivery to the Global Administrative Agent” appearing therein with the phrase “Subject to acceptance and recording thereof pursuant to clause (C) below, upon (i) delivery to the Global Administrative Agent”.
(fff)    Section 13.3(D) of the Credit Agreement is amended and restated in its entirety as follows:
“(D)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless Harley has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Purchaser or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such Purchaser or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by Harley of an assignment agreement with respect to such Purchaser will not by itself result in such Purchaser no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (D)(i) shall not be void, but the other provisions of this clause (D) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without Harley’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Harley may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Global Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.3), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by Harley, the Global Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Global Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Global Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Global Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Global Administrative Agent shall have the right, and Harley hereby expressly authorizes the Global Administrative Agent, to (A) post the list of Disqualified Institutions provided by Harley and any updates thereto from time to time (collectively, the “DQ List”) on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System, including that portion of such platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. The DQ List shall be subject to the requirements of Section 13.4.
(v)    The Global Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Global Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.”
(ggg)    Section 13.3(E) of the Credit Agreement is amended and restated in its entirety as follows:
“(E) EEA Financial Institutions. Notwithstanding anything to the contrary in this Section 13.3, or elsewhere in this Agreement, the consent of Harley shall be required (such consent not to be unreasonably withheld or delayed) for an assignment to an assignee that is an EEA Financial Institution unless a Default shall have occurred and be continuing at the time of such assignment.”
(hhh)    Section 13.4(i) of the Credit Agreement is amended to insert the parenthetical “(it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (6))” immediately after the phrase “any of its rights or obligations under this Agreement” appearing therein.
(iii)    Section 14.1(a) of the Credit Agreement is amended to insert the parenthetical “(provided that any notification of the DQ List to the Global Administrative Agent shall be made via email to the following address:

JPMDQ_Contact@jpmorgan.com)” immediately after the phrase “notice to the other parties” appearing therein.
(jjj)    Schedule 6.2.2(c) to the Credit Agreement is changed and restated as new Schedule 6.2.2(c) thereto as set forth and attached as Annex I hereto.
2.    Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by each Borrower, the Lenders whose consent is required under Section 8.3 of the Credit Agreement and the Administrative Agent and counterparts of the Consent and Reaffirmation attached hereto duly executed by the Guarantors, (ii) such other instruments, documents and legal opinions as are reasonably requested by the Administrative Agent and (iii) payment and/or reimbursement of the reasonable fees and expenses of the Administrative Agent and its affiliates (including, to the extent invoiced, reasonable fees and expenses of one U.S. counsel for the Administrative Agent) in connection with this Amendment and the Loan Documents to the extent invoices have been provided to the Borrowers reasonably in advance of the Effective Date.
3.    Representations and Warranties of each Borrower. Each Borrower hereby represents and warrants to the Lenders and the Administrative Agent as follows:
(a)    This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.
(b)    As of the date hereof and giving effect to the terms of this Amendment, (i) no Default or Unmatured Default shall have occurred and be continuing and (ii) the representations and warranties of such Borrower contained in Article V of the Credit Agreement, as amended hereby, are true and correct in all material respects as of the Effective Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date.
4.    Reference to and Effect on the Credit Agreement.
(a)    Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)    Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.    Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York, but giving effect to federal laws applicable to banks.
6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

HARLEY-DAVIDSON, INC.,
as a Borrower

By: /s/ John A. Olin
Name: John A. Olin
Title: Senior Vice President and Chief Financial
Officer

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,
as a Borrower

By: /s/ William S. Jue
Name: William S. Jue
Title: Assistant Secretary

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Global Administrative Agent

By: /s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

CITIBANK, N.A.,
as a Lender

By: /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

BMO HARRIS BANK N.A.,
as a Lender

By: /s/ Ronald J. Carey
Name: Ronald J. Carey
Title: Senior Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Christopher Hermann
Name: Christopher Hermann
Title: Senior Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

BARCLAYS BANK PLC,
as a Lender

By: /s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Jerry Li
Name: Jerry Li
Title: Authorized Signatory

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

ICICI BANK LIMITED, NEW YORK BRANCH,
as a Lender

By: /s/ Akashdeep Sarpal
Name: Akashdeep Sarpal
Title: Country Head – USA
ICICI Bank Limited

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

MIZUHO BANK, LTD., NEW YORK BRANCH,
as a Lender

By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

THE BANK OF NEW YORK MELLON,
as a Lender

By: /s/ David Wirl
Name: David Wirl
Title: Managing Director

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By: /s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

TORONTO DOMINION BANK (NEW YORK) LLC,
as a Lender

By: /s/ Rayan Karim
Name: Rayan Karim
Title: Authorized Signatory

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Thiplada Siddiqui
Name: Thiplada Siddiqui
Title: Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

LLOYDS BANK PLC,
as a Lender

By: /s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President
Transaction Execution
Category A
P003

By: /s/ Erin Doherty
Name: Erin Doherty
Title: Assistant Vice President
Transaction Execution
Category A
D006

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

THE NORTHERN TRUST COMPANY,
as a Lender

By: /s/ Keith Burson
Name: Keith Burson
Title: Senior Vice President

Signature Page to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

CONSENT AND REAFFIRMATION
Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Credit Agreement dated as of April 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Harley-Davidson, Inc., a Wisconsin corporation, and Harley-Davidson Financial Services, Inc., a Delaware corporation (collectively, the “Borrowers”), Harley-Davidson Credit Corp., a Nevada corporation, as Guarantor, the Lenders and JPMorgan Chase Bank, N.A., as Global Administrative Agent (the “Administrative Agent”), which Amendment No. 1 is dated as of April 7, 2016 and is by and among the Borrowers, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Support Agreement (in the case of Harley), the Guarantee (in the case of the Guarantors) and any other Loan Document executed by it and acknowledges and agrees that each and every Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above‑referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated April 7, 2016
[Signature Page Follows]

IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed as of the day and year above written.

HARLEY-DAVIDSON CREDIT CORP. By: /s/ William S. Jue__________ Name: William S. Jue Title: Assistant Secretary

Signature Page to Consent and Reaffirmation to Amendment No. 1
Credit Agreement dated as of April 7, 2014
Harley-Davidson, Inc. et al

ANNEX I
Schedule 6.2.2(c)

Liens

Attached